Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DJO Finance LLC

        We consent to use in this Registration Statement on Form S-4 of our report dated March 30, 2007, except as to note 11, which is as of March 25, 2008, with respect to the consolidated balance sheet of DJO Finance LLC and subsidiaries (formerly ReAble Therapeutics Finance LLC) as of December 31, 2006, and the consolidated statements of operations, changes in membership equity and comprehensive loss, and cash flows for the period from November 4, 2006 through December 31, 2006, and the consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss) and cash flows of ReAble Therapeutics, Inc. ("RTI") for the period January 1, 2006 through November 3, 2006 and for the year ended December 31, 2005, incorporated herein and to the reference to our firm under the heading "Experts" in this registration statement on Form S-4.

        Our report dated March 30, 2007, except as to note 11, which is as of March 25, 2008, contains explanatory paragraphs related to (1) the Company's adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006 and (2) the acquisition of all of the outstanding stock of RTI in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP
Austin, Texas
April 17, 2008